Exhibit 99.1

FOR RELEASE, Wednesday, September 24, 2014	For Further Information Contact:
5:30 a.m. Pacific Daylight Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2014 THIRD QUARTER RESULTS
Revenues Increase to $589.2 Million
Net Income of $28.4 Million or $.28 Per Diluted Share
Net Order Value Up 19% to $629.2 Million; Backlog Value Up 37% to $1.10 Billion
LOS ANGELES (September 24, 2014) — KB Home (NYSE: KBH), one of the nation’s largest and most recognized homebuilders, today reported results for its third quarter ended August 31, 2014. Highlights and developments include the following:
Three Months Ended August 31, 2014

•
Total revenues of $589.2 million increased 7% from $549.0 million in the third quarter of 2013, driven by growth in the Company’s housing revenues attributable to higher average selling prices. This marked the Company’s 12th consecutive quarter of year-over-year revenue growth.

◦
The Company delivered 1,793 homes in the third quarter, compared to 1,825 homes delivered in the year-earlier quarter. Deliveries in the quarter were tempered by delays in construction schedules and customer mortgage loan closings that resulted in some deliveries being deferred to the fourth quarter.

◦
The overall average selling price rose 9% to $327,000, up from $299,100 for the same period of 2013. The Company’s average selling price has now increased on a year-over-year basis for the last 17 quarters.

▪
The average selling price increased primarily due to the Company’s continued positioning of its new home communities in land-constrained submarkets that typically feature higher household incomes, higher median home sales prices and stronger demand for larger home sizes, as well as generally favorable market conditions.

▪	Average selling prices were higher in all of the Company’s homebuilding regions compared to the same quarter of 2013, with increases ranging from 9% in the Central and Southeast regions to 21% in the West Coast region.

•
Homebuilding operating income totaled $33.9 million, compared to $36.0 million in the year-earlier quarter. The current quarter included a $3.4 million impairment charge related to a planned future land sale, and $1.0 million of land option contract abandonment charges. The 2013 third quarter included $5.9 million of warranty-related charges.

◦
The housing gross profit margin advanced to 18.8% from 18.2% in the year-earlier quarter, marking the Company’s highest third-quarter housing gross profit margin since 2006. The Company’s adjusted third-quarter housing gross profit margin, which excludes the land option contract abandonment charges in the current quarter and the warranty-related charges in the year-earlier quarter, was 19.0% in 2014 and 19.3% in 2013.

◦
Selling, general and administrative expenses as a percentage of housing revenues increased to 12.4% from 11.6% in the year-earlier quarter, which largely reflected the impact of a benefit in the 2013 third quarter from income associated with cash-settled equity-based compensation awards.

◦	On a sequential basis, the current quarter selling, general and administrative expense ratio improved 40 basis points from 12.8% in the 2014 second quarter.

•	Interest expense decreased to $6.5 million from $11.3 million in the year-earlier quarter due to an increase in the amount of interest capitalized.

•
The Company’s financial services operations generated pretax income of $1.8 million in the current quarter, down from $2.4 million in the year-earlier quarter, mainly due to transition costs associated with the mid-quarter operational launch of the Company’s mortgage banking joint venture.

◦	Home Community Mortgage, LLC, the Company’s mortgage banking joint venture with Nationstar Mortgage LLC, began offering mortgage banking services to the Company’s homebuyers on July 21, 2014.

•
Net income for the quarter totaled $28.4 million, or $.28 per diluted share, compared to $27.3 million, or $.30 per diluted share, in the third quarter of 2013, reflecting the Company’s revenue growth, expanded housing gross profit margin and lower interest expense, partly offset by a higher selling, general and administrative expense ratio and the impairment charge for the planned future land sale.

◦	The Company has now generated year-over-year bottom-line improvement for seven consecutive quarters.

Nine Months Ended August 31, 2014

•	Revenues of $1.60 billion were up 9% from $1.48 billion in the year-earlier period.

•	The Company delivered 4,986 homes, representing a slight decrease from 5,107 homes delivered in the nine months ended August 31, 2013.

•	The overall average selling price of $318,100 increased 10% from $287,900 for the first nine months of 2013.

•	Homebuilding operating income rose to $85.9 million, up $40.8 million from $45.1 million in the corresponding period of 2013.

•	Net income of $65.5 million, or $.68 per diluted share, increased significantly from $11.8 million, or $.14 per diluted share, in the nine months ended August 31, 2013.
Backlog and Net Orders

•
Potential future housing revenues in backlog at August 31, 2014 grew 37% to $1.10 billion from $808.5 million at August 31, 2013. This represented the Company’s highest quarter-end backlog value since the third quarter of 2008.

◦	The year-over-year growth in the Company’s backlog value reflected both an increase in the number of homes in backlog and a higher overall average selling price.

◦	The Company’s backlog at August 31, 2014 was comprised of 3,432 homes, up 13% from 3,039 homes in backlog at August 31, 2013.

•
Total net order value in the 2014 third quarter rose 19% to $629.2 million, up from $528.9 million in the year-earlier quarter. This marked the 10th straight quarter of year-over-year increases in net order value.

◦
Three of the Company’s four homebuilding regions reported year-over-year growth in net order value, ranging from 11% in the Central region to 35% in the West Coast region. The Company’s Southeast region net order value was essentially flat with the same quarter a year ago.

•
Net orders increased 5% to 1,827, up from 1,736 for the year-earlier quarter, reflecting the Company’s higher average community count and its emphasis on balancing home sales prices and sales pace to optimize the performance of its new home communities.

◦	In the Company’s West Coast homebuilding region, net orders grew 24% from the year-earlier quarter.

◦
The third quarter cancellation rate as a percentage of gross orders improved to 31% in 2014 from 33% in 2013. As a percentage of beginning backlog, the third quarter cancellation rate improved to 24% in 2014 from 27% in 2013.

•	The Company’s overall average community count increased 5% to 197 from 187 for the year-earlier quarter.

◦
The Company’s third quarter-end community count has increased 20% in the past two years, reflecting the Company’s substantial inventory investments and dedicated efforts to convert those investments into active-selling new home communities.

Balance Sheet

•	Cash, cash equivalents and restricted cash totaled $329.5 million at August 31, 2014, compared to $528.7 million at May 31, 2014 and $572.0 million at November 30, 2013.

◦	The Company had no borrowings outstanding under its $200 million unsecured revolving credit facility at August 31, 2014.

•
Inventories increased to $3.24 billion at August 31, 2014 from $2.30 billion at November 30, 2013, reflecting the Company’s accelerated investment strategy to support future growth, as well as land distributed from an unconsolidated joint venture.

◦	The Company’s investments in land acquisition and development totaled $1.19 billion for the nine months ended August 31, 2014, up 34% from the same period a year ago.

•
The Company’s debt balance of $2.58 billion at August 31, 2014 rose from $2.15 billion at November 30, 2013, mainly due to the public issuance of $400 million of senior notes in the second quarter of 2014.

•
Stockholders’ equity increased to $744.6 million at August 31, 2014 from $536.1 million at November 30, 2013, primarily reflecting net income generated during the nine months ended August 31, 2014 and the Company’s public issuance of common stock in the 2014 second quarter.

Management Comments
“Our business continues to perform well, reflecting the actions we have taken to position our operations for success,” said Jeffrey Mezger, president and chief executive officer. “In a slowly recovering economic and housing market environment, we are consistently producing profitable results, growing our community count and generating our highest backlog value since 2008. We are clearly seeing the impact of strategies that we have implemented over the past few years. Of particular importance, an increasing proportion of the new home communities we have opened recently is the product of our targeted investments in attractive, land-constrained submarkets. These communities are fueling measurable expansion in our net order value and the potential future housing revenues and profits embedded in our backlog.”
“During the third quarter, there was an appreciable uptick in our traffic levels which we see as evidence of the pent-up demand for new housing and strong interest in our product offerings,” continued Mezger. “We believe demand will continue to strengthen as consumer confidence, household incomes and mortgage availability improve, creating even greater opportunities to achieve continued success in our served markets.”
“We remain committed to capitalizing on our operational platform that is primed to accelerate profitable growth,” said Mezger. “We expect to continue leveraging our solid backlog, strategic land investments, rising community count, and organizational efficiencies to drive sustained earnings growth and long-term value creation for our stockholders. Our progress through the first three quarters of 2014 underscores the underlying strength of the momentum we have generated in our business to accomplish our financial and operational goals for this year and beyond.”
Earnings Conference Call
The conference call on the third quarter 2014 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the company has built more than half a million quality homes. KB Home is distinguished by its unique homebuilding approach to provide homebuyers optimal value and choice, enabling each buyer to customize their new home from lot location to floor plan and elevation to structural options and design features. KB Home is a leader in utilizing state-of-the-art sustainable building practices. All KB homes are built to be highly energy efficient, helping to lower monthly utility costs, which the company demonstrates with its proprietary KB Home Energy Performance Guide® (EPG®). KB Home has been named an ENERGY STAR® Partner of the Year Sustained Excellence Award winner for four straight years and a WaterSense® Partner of the Year for three consecutive years. A FORTUNE 1,000 company, Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol “KBH.” For more information about KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; adverse market conditions, including an increased supply of unsold homes, declining home prices and greater foreclosure and short sale activity, among other things, that could negatively affect our consolidated financial statements, including due to additional impairment or land option contract abandonment charges, lower revenues and operating and other losses; conditions in the capital, credit and financial markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level, maturity schedule and structure and to access the equity, credit, capital or other financial markets or other external financing sources, including raising capital through the public or private issuance of common stock, debt or other securities, and/or project financing, on favorable terms; our compliance with the terms and covenants of our revolving credit facility; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and resale homes, including lenders and other sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, programs intended to modify existing mortgage loans and to prevent mortgage foreclosures and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; decisions regarding federal fiscal and monetary policies, including those relating to taxation, government spending, interest rates and economic stimulus measures; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred, including our warranty claims and costs experience at certain of our communities in Florida; legal or regulatory proceedings or claims; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives with respect to product, geographic and market positioning (including our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count, open additional new home communities for sales, sell higher-priced homes and more design options, increase the size and value of our backlog, and our operational and investment concentration in markets in California), revenue growth, asset optimization (including by effectively balancing home sales prices and sales pace in our new home communities), asset activation, local field management and talent investment, and overhead reduction and cost management; consumer traffic to our new home communities and consumer interest in our product designs and offerings, particularly from higher-income consumers; cancellations and our ability to realize our backlog by converting net orders to home deliveries; our home sales and delivery performance, particularly in key markets in California; the manner in which our homebuyers are offered and whether they are able to obtain residential consumer mortgage loans and mortgage banking services, including from Home Community Mortgage; the performance of Home Community Mortgage; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

# # #
(Tables Follow)
# # #

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months and Three Months Ended August 31, 2014 and 2013
(In Thousands, Except Per Share Amounts — Unaudited)

	Nine Months		Three Months
	2014	2013	2014	2013
Total revenues	$1,604,908	$1,478,599	$589,214	$548,974
Homebuilding:
Revenues	$1,596,894	$1,470,404	$586,231	$545,800
Costs and expenses	(1,510,973)	(1,425,296)	(552,321)	(509,837)
Operating income	85,921	45,108	33,910	35,963
Interest income	393	629	110	193
Interest expense	(26,289)	(41,073)	(6,455)	(11,326)
Equity in income (loss) of unconsolidated joint ventures	1,161	(1,658)	(751)	(656)
Homebuilding pretax income	61,186	3,006	26,814	24,174
Financial services:
Revenues	8,014	8,195	2,983	3,174
Expenses	(2,563)	(2,235)	(859)	(764)
Equity in income (loss) of unconsolidated joint ventures	(289)	1,081	(277)	(6)
Financial services pretax income	5,162	7,041	1,847	2,404
Total pretax income	66,348	10,047	28,661	26,578
Income tax benefit (expense)	(800)	1,800	(300)	700
Net income	$65,548	$11,847	$28,361	$27,278
Earnings per share:
Basic	$.74	$.14	$.31	$.32
Diluted	$.68	$.14	$.28	$.30
Weighted average shares outstanding:
Basic	88,389	82,261	91,793	83,714
Diluted	98,614	84,289	102,070	94,047

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	August 31, 2014	November 30, 2013
Assets
Homebuilding:
Cash and cash equivalents	$297,058	$530,095
Restricted cash	32,456	41,906
Receivables	117,425	75,749
Inventories	3,240,320	2,298,577
Investments in unconsolidated joint ventures	73,607	130,192
Other assets	118,162	107,076
	3,879,028	3,183,595
Financial services	8,363	10,040
Total assets	$3,887,391	$3,193,635

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$167,983	$148,282
Accrued expenses and other liabilities	392,239	356,176
Mortgages and notes payable	2,580,800	2,150,498
	3,141,022	2,654,956
Financial services	1,802	2,593
Stockholders’ equity	744,567	536,086
Total liabilities and stockholders’ equity	$3,887,391	$3,193,635

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2014 and 2013
(In Thousands, Except Average Selling Price — Unaudited)

	Nine Months		Three Months
	2014	2013	2014	2013
Homebuilding revenues:
Housing	$1,586,173	$1,470,404	$586,231	$545,800
Land	10,721	—	—	—
Total	$1,596,894	$1,470,404	$586,231	$545,800

	Nine Months		Three Months
	2014	2013	2014	2013
Costs and expenses:
Construction and land costs
Housing	$1,292,224	$1,232,644	$476,016	$446,381
Land	13,034	—	3,408	—
Subtotal	1,305,258	1,232,644	479,424	446,381
Selling, general and administrative expenses	205,715	192,652	72,897	63,456
Total	$1,510,973	$1,425,296	$552,321	$509,837

	Nine Months		Three Months
	2014	2013	2014	2013
Interest expense:
Interest incurred	$127,041	$102,256	$44,603	$34,345
Interest capitalized	(100,752)	(61,183)	(38,148)	(23,019)
Total	$26,289	$41,073	$6,455	$11,326

	Nine Months		Three Months
	2014	2013	2014	2013
Other information:
Depreciation and amortization	$6,923	$5,216	$2,537	$1,889
Amortization of previously capitalized interest	59,471	62,943	21,769	22,672

	Nine Months		Three Months
	2014	2013	2014	2013
Average selling price:
West Coast	$549,300	$450,100	$579,700	$480,400
Southwest	277,500	232,100	270,800	244,500
Central	219,200	194,100	223,000	204,200
Southeast	256,500	230,400	264,300	241,900
Total	$318,100	$287,900	$327,000	$299,100

KB HOME SUPPLEMENTAL INFORMATION For the Nine Months and Three Months Ended August 31, 2014 and 2013 (Unaudited)

	Nine Months		Three Months
	2014	2013	2014	2013
Homes delivered:
West Coast	1,288	1,658	458	555
Southwest	521	545	185	194
Central	2,167	1,965	807	757
Southeast	1,010	939	343	319
Total	4,986	5,107	1,793	1,825

	Three Months		Three Months - Value
	2014	2013	2014	2013
Net orders (dollars in thousands):
West Coast	529	427	$305,840	$227,119
Southwest	198	180	50,692	44,885
Central	745	743	178,657	160,566
Southeast	355	386	94,059	96,352
Total	1,827	1,736	$629,248	$528,922

	Nine Months		Nine Months - Value
	2014	2013	2014	2013
Net orders (dollars in thousands):
West Coast	1,618	1,544	$949,794	$781,230
Southwest	590	568	155,592	137,837
Central	2,587	2,364	598,011	492,679
Southeast	1,066	1,093	289,179	263,617
Total	5,861	5,569	$1,992,576	$1,675,363

	August 31, 2014		August 31, 2013
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data (dollars in thousands):
West Coast	750	$463,643	570	$276,031
Southwest	257	69,621	206	48,646
Central	1,768	396,838	1,548	315,900
Southeast	657	174,038	715	167,906
Total	3,432	$1,104,140	3,039	$808,483

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Nine Months and Three Months Ended August 31, 2014 and 2013
(In Thousands, Except Percentages — Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the adjusted housing gross profit margin is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Nine Months		Three Months
	2014	2013	2014	2013
Housing revenues	$1,586,173	$1,470,404	$586,231	$545,800
Housing construction and land costs	(1,292,224)	(1,232,644)	(476,016)	(446,381)
Housing gross profits	293,949	237,760	110,215	99,419
Add: Land option contract abandonment charges	1,803	284	1,013	—
Warranty-related charges	—	23,478	—	5,931
Adjusted housing gross profits	$295,752	$261,522	$111,228	$105,350
Housing gross profit margin as a percentage of housing revenues	18.5%	16.2%	18.8%	18.2%
Adjusted housing gross profit margin as a percentage of housing revenues	18.6%	17.8%	19.0%	19.3%
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less land option contract abandonment charges and warranty-related charges (as applicable) associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross profit margin between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of land option contract abandonment charges and warranty-related charges (as applicable).